Exhibit n.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders GSV Capital Corp.	Grant Thornton LLP 101 California Street, Suite 2700 San Francisco, CA 94111 T 415.986.3900 T 415.986.3916 www.GrantThornton.com

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of GSV Capital Corp. and subsidiaries (the “Company”) referred to in our report dated March 16, 2015 (except as to Note 9 in the previously filed 2015 financial statements regarding the effects of the retrospective adoption of ASU 2015-03 as of December 31, 2014, which is not presented therein and is as of July 21, 2016), which expressed an unqualified opinion and is included in the Registration Statement. Our audits of the basic consolidated financial statements included information appearing in the Registration Statement on page 71 under the caption “Senior Securities” as of December 31, 2014 and 2013, which is the responsibility of the Company’s management. In our opinion, the Senior Securities Table as of December 31, 2014 and 2013, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

San Francisco, California

July 21, 2016

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd